Exhibit 99.1

Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investors:	Media:	RAI 2006-17
	Ken Whitehurst	Jan Smith
	(336) 741-0951	(336) 741-6995
Reynolds American Inc. Announces Pricing of $1.65 Billion Debt Offering
Winston-Salem, N.C. — May 18, 2006: Reynolds American Inc. (NYSE: RAI) announced today the pricing of $625 million of its 7¼% Senior Secured Notes due 2013, $775 million of its 7⅝% Senior Secured Notes due 2016, and $250 million of its 7¾% Senior Secured Notes due 2018 (collectively, the “Notes”) offered in a private offering to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended, and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.
RAI intends to use the net proceeds from this offering, together with available cash and borrowings under a new senior secured term loan facility, to finance its previously announced acquisition of a to-be-formed holding company that will own Conwood Company, L.P., Conwood Sales Co., L.P., Rosswil LLC and Scott Tobacco LLC (collectively, “Conwood”). Conwood is the second-largest manufacturer of smokeless tobacco products in the U.S.
The Notes have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction. The Notes will be issued in reliance upon exemptions from registration under the Securities Act. The Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.
This press release is neither an offer to sell nor the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful.
ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company, Santa Fe Natural Tobacco Company, Inc., Lane Limited and R.J. Reynolds Global Products, Inc. R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the country. The company’s brands include five of the 10 best-selling U.S. brands: Camel, Kool, Winston, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products for U.S. and international markets. Lane Limited manufactures several roll-your-own, pipe tobacco and little cigar brands, and distributes Dunhill tobacco products. R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide. Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.